Exhibit 11(a)



           CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the use of our reports dated November 7, 1997 and November 11, 1997, and to all references to our Firm included in or made a part of this Registration Statement on Form N-1A of the Stein Roe Investment Trust (comprising the Stein Roe Growth & Income Fund, Stein Roe Balanced Fund, Stein Roe International Fund, Stein Roe Growth Stock Fund, Stein Roe Special Fund, Stein Roe Young Investor Fund, Stein Roe Capital Opportunities Fund, Stein Roe Special Venture Fund, Stein Roe Emerging Markets Fund and Stein Roe Growth Opportunities
Fund).


                                 ARTHUR ANDERSEN LLP


Chicago, Illinois
August 18, 1998